Exhibit 99.1

LONGEVERON

Cell-Based Therapies

Longeveron Announces Positive Results of Phase I Clinical Study of Lomecel-B Cell Therapy for Alzheimer’s Disease

Study meets primary safety endpoint; positive secondary efficacy assessments support potential benefit from Lomecel-B

Decline in cognitive function slower in patients who received low-dose Lomecel-B as compared with placebo

Quality of life metrics improved with Lomecel-B compared to placebo

Complete results being prepared for publication.

On track to initiate Phase 2 study in the second half of 2021.

Miami, Florida—April 13, 2021— Longeveron Inc. (NASDAQ: LGVN) announced today the final results of its Phase I clinical study evaluating the safety and efficacy of intravenous (i.v.) administration of Lomecel-B, an allogeneic bone marrow-derived medicinal signaling cell (MSC) product, in subjects with mild Alzheimer’s disease. Preliminary results were previously reported in the Company’s S-1/A Registration Statement as part of Longeveron’s successful Initial Public Offering in the first quarter of 2021. The study met its primary safety endpoint, which paves the way for future trials in subjects with Alzheimer’s disease. Importantly, several pre-specified secondary efficacy endpoints and biomarker results support potential benefit from Lomecel-B. The complete trial results are currently being prepared for publication in a peer-reviewed journal, and will be posted on the Company’s website in the future. Longeveron also indicated they are on track to commence a Phase 2 study of Lomecel-B in Alzheimer’s disease in the second half of 2021.

The phase 1 trial, funded in part by an Alzheimer’s Association Part the Cloud Challenge on Neuroinflammation grant, used a randomized, placebo-controlled double-blind design testing single i.v. infusion of Lomecel-B 20 million cells (“low-dose”; (n=15)), Lomecel-B 100 million cells (“high-dose”; n=10)), or placebo (n=8). Subjects were followed for 52 weeks post-infusion.

Key findings from new and previously disclosed data:

●	Lomecel-B infusion was well-tolerated in this trial, with no treatment-related serious adverse events observed throughout the 1-year follow-up, including no indications of amyloid-related imaging abnormalities (ARIA) as assessed by magnetic resonance imaging (MRI);

●	The average Mini Mental State Exam (MMSE) score, which is a measure of cognitive function, declined more slowly in the low-dose Lomecel-B group compared to the placebo group. At 13 weeks after infusion, the low-dose Lomecel-B group MMSE score was higher (better) compared to placebo (difference of 2.69 ± 1.39 points; p=0.0182; 2-sided 95% CI 0.51 – 4.97);

●	At 26 weeks post-infusion, patients in the low-dose Lomecel-B arm showed a significantly higher (better) average score on the Quality of Life in Alzheimer Disease (QOL-AD) compared to placebo (difference of 3.85 ± 1.943 points; p=0.0444; 2-sided 95% CI 0.13 – 9.12);

●	At 26 weeks post-infusion, the Alzheimer’s Disease Cooperative Study Activities of Daily Living (ADCS-ADL), a measure of competence in basic and instrumental activities of daily living, was significantly higher (better) in the low-dose Lomecel-B group compared to placebo (difference of 6.95 ± 3.46 points; p=0.0118; 95% CI 1.99 – 13.94);

●	Biomarkers:

o	Subjects receiving Lomecel-B had significantly increased serum levels of several pro-vascular biomarkers (VEGF, IL4, and IL-6) relative to the placebo group post-infusion.

o	There was a significant increase in D-dimer in the high-dose, but not low-dose, Lomecel-B arm versus placebo;

o	Subjects receiving Lomecel-B had significantly increased serum levels of several anti-inflammatory cytokines (sIL-2Rα, IL-4, IL-10 and IL-12) relative to the placebo group post-infusion;

o	There were no significant changes in the Lomecel-B arms versus the change in placebo for any of neuronal-related biomarkers examined;

o	MRIs showed a significant increase in change in left hippocampus volume in the high-dose Lomecel-B arm versus the change in placebo group at Week 13 (p=0.0311). By Week 26, the difference was no longer significant. The low dose Lomecel-B arm showed no significant difference versus placebo.

Geoff Green, Chief Executive Officer of Longeveron, stated, “We are pleased and encouraged by the results of this study, which indicate preliminary safety, and potential efficacy of Lomecel-B in mild Alzheimer’s disease, and we look forward to initiating our Phase 2 trial in the second half of this year.”

“I am excited about the potential for this new approach to the treatment of Alzheimer’s disease. The use of Lomecel-B cells approaches therapy in a unique and novel way. We are treating the underlying problem of inflammation and possibly stimulating the brain to try to repair itself. These positive results, which includes improved patient reported outcomes, encourages us to continue to look at this approach to the treatment of this devastating degenerative brain disease” said Barry Baumel, MD, of the University of Miami Miller School of Medicine and principal investigator on the study.

“The study results provide support for our hypothesis that Lomecel-B can potentially reduce Alzheimer’s disease associated brain inflammation, improve the function of blood vessels in the brain, reduce brain damage due to Alzheimer’s disease progression, and promote regenerative responses,” said Anthony Oliva, PhD, of Longeveron. Gary Small, MD, of Hackensack Meridian Health, a member of Longeveron’s AD Program Steering Committee, stated “the results are encouraging that Lomecel-B has potential to eventually become a safe and effective treatment for AD.”

Regarding the MRI findings, Susan Bookheimer, PhD, of the UCLA School of Medicine, and also a member of Longeveron’s AD Program Steering Committee, commented that “while preliminary, the MRI results are very promising in suggesting that Lomecel-B may reduce brain damage due to Alzheimer’s disease progression, and promote regenerative responses.”

About Alzheimer’s Disease

Fifty million people worldwide currently have dementia, which is a progressive decline in cognitive functioning that can interfere with daily activities, and eventually lead to a loss of independence and death over the course of years. The most common form of dementia is Alzheimer’s disease, which is characterized by pathological hallmarks or beta amyloid deposits (also called “plaques”) and neurofibrillary tangles in the brain. Some early signs of Alzheimer’s disease may include: memory loss; confusion about time and places; impaired problem solving and planning abilities; difficulty with speaking, writing clearly and completing familiar tasks; impaired ability to understand visual images and spatial relationships; and mood or personality changes. In the US alone, approximately 5.4 million people suffer from Alzheimer’s disease, and this number is projected to increase to 14 million by 2050 according to the Alzheimer’s Association, a leading non-profit organization for dementia research. The cost of care for these patients is already stressing healthcare systems, not to mention the enormous toll it takes on families and care-givers.

There is thus an urgent need for finding effective treatments for Alzheimer’s disease and related dementias. However, there are currently no approved medications that can slow-down, stop, or reverse the progression of Alzheimer’s disease. Only 5 medications have received FDA approval for Alzheimer’s disease, and none significantly alter the course of disease progression. Three of these (donepezil, galantamine and rivastigmine) fall into a class of drugs called “cholinesterase inhibitors,” and another, memantine, is in a class of drugs called “NMDA receptor antagonists.” All four of these work by altering the communication between the cells of the brain (these are called neurons). The fifth medication is a combination of two of these drugs (donepezil and memantine). With the exception of these above 5 drugs (which do not appear to ameliorate disease progression), we have witnessed decades of failed attempts to develop small molecule drugs for treating Alzheimer’s disease.

Potential of Lomecel-B for Treating Alzheimer’s Disease

Medicinal Signaling Cells (MSCs), as the main ingredient of Lomecel-B, have numerous mechanisms of action that may potentially treat the complex pathology associated with Alzheimer’s disease. Beyond the hallmarks of beta amyloid deposits (plaques) and neurofibrillary tangles, Alzheimer’s disease is also characterized by inflammation in the brain (referred to as “neuroinflammation”), poor functioning of the blood vessels of the brain (“neurovasculature dysfunction”), and degeneration of brain cells (“neurodegeneration”), among other features. The properties of MSCs can potentially treat all of these aspects of Alzheimer’s disease pathology, and preclinical studies support this conclusion. Using mouse models of Alzheimer’s disease, MSCs were shown to be able to decrease inflammation in the brain, promote break-down and clearance of Aβ (the protein component of beta amyloid), decrease the protein that causes neurofibrillary tangles, promote new nerve cell formation (“neurogenesis”), and improve cognitive/behavioral performance.

About Longeveron Inc.

Longeveron is a clinical stage biotechnology company developing cellular therapies for specific aging-related and life-threatening conditions. The Company’s lead investigational product is the LOMECEL-B™ cell-based therapy product (“Lomecel-B”), which is derived from culture-expanded medicinal signaling cells (MSCs) that are sourced from bone marrow of young, healthy adult donors. Longeveron believes that by using the same cells that promote tissue repair, organ maintenance, and immune system function, it can develop safe and effective therapies for some of the most difficult disorders associated with the aging process and other medical disorders. Longeveron is currently sponsoring Phase 1 and 2 clinical trials in the following indications: Aging Frailty, Alzheimer’s disease, the Metabolic Syndrome, Acute Respiratory Distress Syndrome (ARDS), and hypoplastic left heart syndrome (HLHS). The Company’s mission is to advance Lomecel-B and other cell-based product candidates into pivotal Phase 3 trials, with the goal of achieving regulatory approvals, subsequent commercialization and broad use by the healthcare community. Additional information about the Company is available at www.longeveron.com.

Forward-Looking Statements

Certain statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions, and involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as “believe,” “expects,” “may,” “looks to,” “will,” “should,” “plan,” “intend,” “on condition,” “target,” “see,” “potential,” “estimates,” “preliminary,” or “anticipates” or the negative thereof or comparable terminology, or by discussion of strategy or goals or other future events, circumstances, or effects. Moreover, forward-looking statements in this release include, but are not limited to, statements about the ability of our clinical trials to demonstrate safety and efficacy of our product candidates, and other positive results; the timing and focus of our ongoing and future preclinical studies and clinical trials; the size of the market opportunity for our product candidates, the beneficial characteristics, safety, efficacy and therapeutic effects of our product candidates; our ability to obtain and maintain regulatory approval of our product candidates, our plans and ability to obtain or protect intellectual property rights, including extensions of existing patent terms where available and our ability to avoid infringing the intellectual property rights of others. Further information relating to factors that may impact the Company’s results and forward-looking statements are disclosed in the Company’s filings with the SEC. The forward-looking statements contained in this press release are made as of the date of this press release, and the Company disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

Crescendo Communications, LLC

Tel: 212-671-1020

Email: lgvn@crescendo-ir.com

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